Exhibit 99.1

PRESS RELEASE

HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC. ANNOUNCES RESULTS FOR THE QUARTER ENDING March 31, 2004

West Palm Beach, Fla, May 18, 2004 - Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNS - News) today announced its results of operation for the three months ended March 31, 2004.

HNS had a loss of ($90,740) for the three months ended March 31, 2004, or ($.02) per share, compared to a net income of $92,253 in the first quarter of 2003, which represented a gain of $.03 per share.

Net revenues for the three months ended March 31, 2004 were $1,489,377 compared to $1,065,548 for the same period in 2003, an increase of $423,829, or 40%. General and administrative expenses for the three months ended March 31, 2004 were $450,471 compared to $341,194 for the same period in 2003, an increase of $109,277, or 32%. Gross profit for the three months ended March 31, 2004 was $849,441, or 57.0% of net revenue, compared to $614,130, or 58.6% of net revenues, for the same period in 2003, an increase of $235,311. The increase in net revenue is largely attributable to sales of Carb Cutter® and Carb Cutter® Phase 2, to the Company’s major customers.

HNS develops and markets weight management products in over 25,000 health, food and drugstore locations. The Company's products can be found in CVS, GNC, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreen, K-Mart and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com/.

This news release may contain forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.

For more information, contact:

At the Company: (561) 863-8446

Mona Lalla

Director of Operations

lallam@hnsglobal.com